Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 13, 2020 (May 26, 2020, as to effects of the reverse stock split discussed in Note 17) relating to the financial statements of Pliant Therapeutics, Inc., appearing in Registration statement No. 333-238146 on Form S-1 of Pliant Therapeutics, Inc.

/s/ Deloitte & Touche LLP

San Francisco, California

June 3, 2020